Agreement

This  Agreement  is  entered  into  and  effective  as  of  June  6,  2005.

BETWEEN:
(1) LUNG HWA ELECTRONICS CO., LTD. (hereafter referred to as LHE) a Taiwan Corporation having its office and principal place of business at 3F, 248, Pei Sheng Rd. Sec. 3, Sheng Keng, Taipei Hsien, Taiwan, R. O. C.

(2) I/OMAGIC CORPORATION (hereafter referred to as IOMC), a Nevada corporation, having its office and principal place of business at 4 Marconi, Irvine, CA 92618.

WHEREAS, IOMC desires to use LHE as IOMC's International Purchasing Office (hereafter referred to as "IPO") to purchase certain computer peripheral products for IOMC.

WHEREAS, IOMC has the desire to purchase from LHE and LHE desires to sell certain computer peripheral and digital entertainment products manufactured by LHE ("OEM Sales")

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follow:

Terms  Applicable  to  IPO  Business  Model:
--------------------------------------------

1. IOMC instructs LHE to purchase consumer/computer products from its designated suppliers for IOMC in the territory of the North America.

2. Price Transparency: LHE shall not renegotiate the price on IOMC's purchase order to LHE for products to be purchased with the designated suppliers, unless the supplier and LHE offer IOMC the same reduction in price for such products. LHE agrees to provide and execute a Tri-Party Agreement to be negotiated and entered into between IOMC, LHE and each supplier that IOMC instructs LHE to purchase products from. LHE agrees that the Tri-Party Agreement shall include, but not be limited to, LHE's agreement that LHE shall not renegotiate prices with the supplier.

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3.     Handling  Charge  as  Being  IPO
       --------------------------------
       LHE shall charge 5% handling charge based on the supplier's unit price. If IOMC reaches an average running monthly purchasing volume of $750,000 per month under either the IPO and/or OEM Sales Business models combined, LHE shall reduce the handling charge by 2% as a volume discount to IOMC. LHE shall credit any volume discounts on handling charges to IOMC by issuing a credit note based on the invoices.

4.     Returns
       -------
       IOMC shall return nonconforming or defective products directly to the supplier. LHE agrees to issue IOMC a credit for the 3% or 5% handling charge on the returned products in the event that the supplier issues a return credit to LHE for IOMC returned products. Returns to suppliers will be negotiated and handled pursuant to a Tri-Party Agreement executed by LHE, IOMC, and supplier.

Terms  Applicable  to  IPO  and  OEM  Sales  Business  Model:
-------------------------------------------------------------
1.     Purchase  Order
       ---------------
       IOMC shall issue purchase orders to LHE during the term of this Agreement.

2.     Credit  Line
       ------------
       US  $15  million

3.     Payment:
       -------
       (a) Net 120 days for the IPO Sales Business Model; Net 90 days for the OEM Sales Business Model
       (b) Payment should be made on the 121st day for IPO Sales and the 91st day for OEM Sales, beginning on the date the invoice is issued with funds paid via wire transfer to bank account specified below (hereinafter referred to as "Bank"):
       (c)   Bank  information
             Bank: CHANG HWA COMMERCIAL BANK, LTD. PEI HSIN BRANCH Account name: LUNG HWA ELECTRONICS CO., LTD.
             Account  No.  5623-22-06271-500
             SWIFT  CODE:  CCBCTWTP562
        (d) Interest shall accrue on any past due accounts at a rate of 0.5% per month.
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4.     Early  Payment
       --------------
       Upon  effectiveness  of  this  Agreement,  the  amount  of $1,500,000
       US dollars ("Early Payment Funds") shall be wired from IOMC to LHE. These funds will be used to pay all IOMC invoices coming due for payment to LHE. Any Early Payment Funds remaining after the payment of all IOMC outstanding invoices to LHE three months after the date of this Agreement shall be refunded to IOMC immediately. Once the Early Payment Funds have been used to pay all outstanding IOMC invoices, or three months from the date of this Agreement has expired, whichever is sooner, IOMC shall pay LHE 10% of the purchase price on any purchase orders issued to LHE, as a down payment for products ordered, within one week of the date of IOMC's purchase order to LHE.

5.     Cancellation
       ------------
       If IOMC cancels the Purchase Order, the cancellation penalty would depend on the supplier's request stated on quotation or contract.

6.     Shipment
       --------
       IOMC shall determine the method of shipping on all Purchase Orders unless agreed upon otherwise in writing by both parties.

7.     Non-Competition
       ---------------
       During the term of, or any extension of the term of, this Agreement, LHE shall not export, market, design, manufacture or sell any products similar to, or which either alone in conjunction with some other goods, perform as or which might otherwise compete with IOMC in the North America.

8.     Duration
       --------
       This Agreement shall remain valid for 1 year from the signing of this Agreement onwards. In the end of the term of this Agreement if either party would like to terminate the Agreement the terminating party shall provide the other party with at least 30 days written notice of termination. Otherwise, the Agreement will be continuously valid without signing a new Agreement.

9.     Monthly  Statements
       -------------------
       LHE shall fax or e-mail a statement indicating all open items to IOMC within 15 days after the end of each month.

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10.    Applicable  Law
       ---------------
       This Agreement shall be subject to the laws of California and each party hereby submits to the exclusive jurisdiction of the courts in Orange County, California and irrevocably waives any rights it may have to bring proceedings in any other jurisdiction (including without limitation on the grounds of inconvenient forum.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives on the date and year first above written.

I/OMAGIC  CORPORATION               LUNG  HWA  ELECTRONICS  CO.,  LTD.
/s/  Tony  Shahbaz                  /s/  Peter  Pai
By:  Tony  Shahbaz                  By:  Peter  Pai
Its: President  and  CEO            Its: CEO



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